STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT (this "Agreement") dated as of
May 8, 1995 among the persons listed on Schedule 1 hereto (each, a "Stockholder" and, collectively, the "Stockholders"), El Paso Natural Gas Company, a Delaware corporation ("Parent"), and El Paso Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser").
Parent, the Purchaser and Eastex Energy Inc., a
Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") on the date of this Agreement pursuant to which the Purchaser proposes to acquire the entire equity interest in the Company pursuant to the merger (the "Merger") of the Company with and into the Purchaser, as a result of which each outstanding share of Common Stock, $.01 par value, of the Company (the "Company Common Stock") would be converted into the right to receive Common Stock, $3.00 par value, of Parent or cash as provided in the Merger Agreement.
Each Stockholder owns the number of shares of Company
Common Stock (the "Shares") or warrants to purchase shares of Company Common Stock (the "Warrants" and, collectively with the Shares, the "Optioned Securities") listed opposite the name of such Stockholder on Schedule 1.
The Stockholders desire to induce Parent and the Purchaser to enter into the Merger Agreement by entering into this Agreement.
Accordingly, in consideration of the mutual covenants and agreements set forth herein and in consideration of $1.00 and such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.      The Option.  Each Stockholder hereby grants the
Purchaser an irrevocable option (the "Option") to purchase all of the Optioned Securities of such Stockholder at the price set forth with respect to such Optioned Securities on Schedule 1, payable in cash, without interest.
2. Exercise of the Option; Term. On the terms and subject to the conditions of this Agreement, the Purchaser may exercise the Option at any time after all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the exercise of the Option have expired or been terminated, by written notice to each Stockholder specifying a date and time for the closing not later than ten business days from the date of such notice (which date and time may be one day after the delivery of such notice or earlier if reasonably practicable), but only if (x) the Merger Agreement shall have been terminated and (y) either (i) the

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stockholders of the Company shall have failed to
approve the Merger at the stockholders' meeting contemplated by
Section 7.3 of the Merger Agreement (the "Stockholders' Meeting"),
(ii) the Stockholders' Meeting shall not have occurred (other than by reason of a breach by Parent or the Purchaser of its obligations under the Merger Agreement), or (iii) the termination fee contemplated by Section 9.5(b) of the Merger Agreement shall have become due and payable. The closing of the purchase of the Optioned Securities shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York. The Option shall expire on the earliest of (a) the Effective Time (as defined in the Merger Agreement) or (b) twelve months after the termination of the Merger Agreement, except that if the Option cannot be exercised prior to such earliest date by reason of any applicable injunction, decree, order or similar restraint issued by a court, the Option shall expire on the later of such earliest date or the tenth business day after such impediment to exercise shall have been removed or when such injunction, decree, order or similar restraint shall have become permanent and no longer subject to appeal, as the case may be (such expiration date is referred to herein as the "Expiration Date").
3.      Closing.  At the closing:
        (a)     against delivery of the Optioned
Securities, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, Parent shall cause the Purchaser to make payment to each Stockholder of the aggregate price for such Stockholder's Optioned Securities by wire transfer of immediately available funds; and
        (b)     each Stockholder shall deliver to the
Purchaser a duly executed certificate or certificates representing the number of Optioned Securities purchased from such Stockholder, together with transfer powers endorsed in blank relating to such certificates and, if requested by the Purchaser, an irrevocable proxy, duly executed by such Stockholder, authorizing such persons as the Purchaser shall designate to act for such Stockholder as his lawful agents, attorneys and proxies, with full power of substitution, to vote in such manner as each such agent, attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act with respect to the Optioned Securities at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company's stockholders or otherwise, and revoking any prior proxies granted by such Stockholder with respect to the Stockholder's Optioned Securities.
4.      Covenants of the Stockholders.
(a) During the period from the date of this Agreement until the Expiration Date, except in accordance with the provisions of this Agreement, each Stockholder severally and not jointly agrees that he will not:


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        (i)     sell, transfer, pledge, hypothecate,
assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, assignment or other disposition of, any Optioned Securities;
        (ii)    deposit any Optioned Securities into
a voting trust, or grant any proxies or enter into a voting agreement with respect to any Optioned Securities; or
        (iii)   initiate, solicit or encourage,
directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the Company's stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; except that any Stockholder who is a member of the board of directors of the Company may discuss such proposals at meetings of the board of directors of the Company and, solely to the extent permitted by Section 7.1 of the Merger Agreement, any Stockholder who is a member of the board of directors or an officer of the Company may engage in discussions or negotiations with, or provide confidential information or data to third parties (other than the Purchaser, its affiliates, permitted assigns or representatives) in connection with an Acquisition Proposal.
        (b)     Any additional shares of Company Common
Stock, warrants, options or other securities or rights exercisable for, exchangeable for or convertible into shares of Company Common Stock (collectively, "Equity Securities") acquired by any Stockholder will become subject to this Agreement and shall, for all purposes of this Agreement, be considered Optioned Securities.
        (c) Each Stockholder agrees not to engage in any action or omit to take any action which would have the effect of preventing or disabling such Stockholder from delivering his Optioned Securities to the Purchaser or otherwise performing his obligations under this Agreement.
5.      Representations and Warranties of each
Stockholder. Each Stockholder severally and not jointly represents and warrants to Parent and the Purchaser as follows:

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        (a)     (i)     such Stockholder is the record or
beneficial owner of the Optioned Securities listed opposite the name of such Stockholder on Schedule 1, (ii) such Optioned Securities are the only Equity Securities owned of record or beneficially by such Stockholder or in which such Stockholder has any interest, and (iii) such Stockholder does not have any option or other right to acquire any other Equity Securities;
        (b) such Stockholder has the right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; the execution, delivery and performance of this Agreement by such Stockholder will not require the consent of any other person and will not constitute a violation of, conflict with or result in a default under (i) any contract, understanding or arrangement to which such Stockholder is a party or by which such Stockholder is bound, (ii) any judgment, decree or order applicable to such Stockholder, or (iii) any law, rule or regulation of any governmental body applicable to such Stockholder; and this Agreement constitutes a valid and binding agreement on the part of such Stockholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;
        (c)     any Shares included in the Optioned
Securities owned by such Stockholder have been validly issued and are fully paid and nonassessable and any shares of Company Common Stock issuable upon exercise of the Warrants, when issued and upon payment of the exercise price therefor, will be validly issued, fully paid and nonassessable;
        (d)     except as set forth on Schedule 1, the
Optioned Securities owned by such Stockholder are now, and at all times during the term of this Agreement will be, held by such Stockholder free and clear of all adverse claims, liens, encumbrances and security interests, and none of the Optioned Securities are subject to any voting trust or other agreement or arrangement (except as created by this Agreement and except for those Optioned Securities subject to that certain Buy-Sell Agreement dated April 18, 1991 by and among the Company and Robert
G. Phillips (the "Buy-Sell Agreement"), with respect to which any rights of the Company arising by virtue of the Merger Agreement or this Agreement have been waived) with respect to the voting or disposition of the Optioned Securities; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements (except for this Agreement and the Buy-Sell Agreement) relating to, such Optioned Securities; and
        (e) upon purchase of the Optioned Securities owned by such Stockholder, the Purchaser will obtain good and marketable title to such Optioned Securities, free and clear of all adverse claims, liens, encumbrances and security interests (except any created by the Purchaser).

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6.      Effect of Representations, Warranties and
Covenants of Stockholders. The representations, warranties and covenants of the Stockholders shall be several and not joint. The liability of each individual Stockholder shall extend only to the representations, warranties and covenants of such Stockholder and not to any representation, warranty or covenant of any other Stockholder.
7. Representations and Warranties of Parent and the Purchaser. Each of Parent and the Purchaser hereby represents and warrants to each Stockholder that: it is a corporation duly formed under the laws of the State of Delaware; it has all requisite corporate power and authority to enter into and perform all its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part; this Agreement has been duly executed and delivered by it; and this Agreement constitutes a valid and binding agreement on its part, enforceable in accordance with its terms, subject to applicable bankruptcy insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.
8. Voting of Equity Securities. Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, he shall (a) vote all voting Equity Securities of such Stockholder in favor of the Merger; (b) not vote any voting Equity Securities in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote all voting Equity Securities of such Stockholder against any action or agreement which would impede, interfere with or attempt to discourage the Merger, including, but not limited to: (i) any Acquisition Proposal (other than the Merger) involving the Company or any of its subsidiaries; (ii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Purchaser; (iii) any material change in the present capitalization or dividend policy of the Company; or (iv) any other material change in the Company's corporate structure or business. At the request of the Purchaser, each Stockholder, in furtherance of the transactions contemplated hereby and by the Merger Agreement, shall promptly execute and deliver to the Purchaser an irrevocable proxy substantially in the form of Exhibit A hereto and irrevocably appoint the Purchaser or its designees, its attorney and proxy to vote all voting Equity Securities of such Stockholder, for all purposes whatsoever, with full power of substitution. Each Stockholder acknowledges that this proxy (a) shall be coupled with an interest, (b) constitutes, among other things, an inducement for Parent and the Purchaser to enter into the Merger Agreement, and (c) shall be irrevocable and shall not be terminated by operation of law upon the occurrence of any event. Any such proxy shall terminate upon the termination of this Agreement.

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9.      Adjustments.  In the event of any increase or
decrease or other change in the Optioned Securities by reason of stock dividends, split-up, recapitalizations, combinations, exchanges of shares or the like, the number of Optioned Securities subject to this Agreement shall be adjusted appropriately.
10.     [Intentionally omitted.]
11.     Governing Law.  This Agreement shall be governed
by and construed in accordance with the law of the State of New York without regard to its rules of conflict of laws.
12.     Further Assurances.  Each party hereto shall
perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.
13.     Legend.  As soon as practicable after the
execution of this Agreement, the following legend shall be placed on the certificates representing the Optioned Securities:
"The Securities represented by this certificate
are subject to certain transfer and other
restrictions contained in a stockholder
agreement, dated May 8 1995, among El Paso
Natural Gas Company, El Paso Acquisition Company
and certain stockholders of the Corporation."
14.     Assignment.  This Agreement may not be assigned
by any party hereto, except that the Purchaser may assign its right to purchase the Optioned Securities to one or more of its affiliates.
15.     Remedies.  The parties agree that legal remedies
for breach of this Agreement will be inadequate and that this Agreement may be enforced by Parent and the Purchaser by injunctive or other equitable relief.
16.     Notices.  All notices or other communications
required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:
        To Parent or the Purchaser:
        El Paso Natural Gas Company
        100 North Stanton Street
        El Paso, Texas  79901
        Attention:  H. Brent Austin,

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        Senior Vice President and
        Chief Financial Officer

        With a copy to:
        Fried, Frank, Harris, Shriver
          & Jacobson
        One New York Plaza
        New York, New York  10004
        Attention:  Gary P. Cooperstein, Esq.
        Facsimile:  (212) 859-4000
        To each Stockholder:
        At the address set forth beneath the name of such Stockholder on Schedule 1
17. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
19. Binding Effect; Benefits. This Agreement shall survive the death or incapacity of any Stockholder and shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto and their respective heirs, legal representatives and successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Stockholders and the Purchaser
have entered into this Agreement as of the date first written above.
EL PASO NATURAL GAS
COMPANY
By: /s/ William A. Wise
EL PASO ACQUISITION
COMPANY
By: /s/ H. Brent Austin
STOCKHOLDERS:
 /s/ Robert G. Phillips


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IN WITNESS WHEREOF, the Stockholders and the Purchaser have entered into this Agreement as of the date first written above.

                            EL PASO NATURAL GAS COMPANY


                            By: /s/ William A. Wise

                            EL PASO ACQUISITION COMPANY


                            By: /s/ H. Brent Austin


                            STOCKHOLDERS:


                            /s/ Robert G. Phillips

                            _____________________________


                            _____________________________


                            _____________________________


                            _____________________________


                            _____________________________


                            _____________________________




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SCHEDULE I
TO
STOCKHOLDER AGREEMENT
OF
ROBERT G. PHILLIPS



Name and Address of                 Optioned          Option Price
     Stockholder                   Securities

Robert G. Phillips                      1,000
  1100 First Interstate Bank Plaza      5,000
  1000 Louisiana Street                   500
  Houston, Texas 77002                  4,000
                                          500
                                       75,000
                                    2,087,500
                                 (1)  202,000
                                       17,500

                                    2,393,000          $10,768,500


(1) These shares have been pledged to a bank as collateral for a line of credit.
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EXHIBIT A
PROXY
The undersigned hereby irrevocably appoints designees of El Paso Acquisition Company, a Delaware corporation (the "Purchaser"), the attorneys, agents and proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote in such manner as such attorneys, agents and proxies or their substitutes shall in their sole discretion deem proper and otherwise act, including the execution of written consents, with respect to all voting equity securities (the "Securities"), of Eastex Energy Inc., a Delaware corporation (the "Company"), which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or in respect of which the undersigned is or may be entitled to act by written consent. This Proxy is coupled with an interest and shall be irrevocable and binding on any successor in interest of the undersigned. This Proxy shall operate to revoke any prior proxy as to the Securities heretofore granted by the undersigned. This Proxy shall terminate upon the termination of the Stockholder Agreement dated as of May 8, 1995 among the undersigned, certain other stockholders of the Company, El Paso Natural Gas Company and the Purchaser.

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___________________________

Dated: